EXHIBIT 8.1

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of this 5th day of July 2017 by and between Social Investment Holdings, Inc. a Florida corporation, having an address at 2121 SW 3rd Ave., Suite 601, Miami, FL 33129 (the “Issuer”) and Colonial Stock Transfer Company, Inc. having offices at 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111 (the “Escrow Agent” or “Colonial”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials, as disclosed in its offering statement on Form 1-A (the “Offering Statement”), securities pursuant to Regulation A+ promulgated by the U.S. Securities and Exchange Commission (“SEC”) as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBs) Act the equity securities of Issuer (the “Securities”) in the amount of at least $1,000,000 (the “Minimum Amount of the Offering”) up to $25,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, the Company represents and warrants to the Escrow Agent that it has not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Colonial agrees to serve as Escrow Agent (“Escrow Agent”) for the Subscribers with respect to such Escrow Account in accordance with the terms and conditions set forth herein. This includes, without limitation, that the Escrow Account will be held at an FDIC member bank in a separately named (as defined below) account. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.	Establishment of Escrow Account. Prior to the date the SEC issues a qualification for the sale of the Securities pursuant to the Offering Statement (the “Qualification Date”), the Escrow Agent shall establish an account at the Bank, entitled “Colonial Stock Transfer as Agent for Social Investment Holdings, Inc. Escrow Account (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account at the Bank.

2.	Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate in whole or in part upon the earlier to occur of the following:

a.	The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account. The Escrow Account shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

b.	N/A	(escrow expiration date); or

c.	The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account. The Escrow Account shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

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During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds. Even after the sale of securities to Subscribers, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect Subscribers as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Statement. Issuer represents that no funds have yet been raised for the Issuer.

3.	Deposits into the Escrow Account. All Subscribers will be instructed by the Issuer and the Escrow Agent to transfer funds by wire or ACH directly into the Escrow Account pursuant to the following instructions:

Key Bank

c/o Colonial Stock Transfer

2299 Highland Drive, Salt Lake City, UT 84106

ABA Number: TBD

For Credit To: Colonial Stock Transfer Escrow Account

Account Number: _____________

SWIFT CODE: KEYBUS33

Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Escrow Agent shall promptly, concurrent with any new or modified subscription, provide Issuer with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Issuer in connection with the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service (“IRS”) and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, check or ACH delivered to it hereunder.

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If any Subscription Agreement for the purchase of Securities is rejected by the Company in its sole discretion, then the Subscription Agreement and the Escrow Amount for such Subscriber shall be returned to the rejected Subscriber by the Escrow Agent within ten days from the date of rejection by the Company.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum Amount of the Offering prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to the Subscriber.

In the event Escrow Agent receives cleared funds for at least the Minimum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer, Escrow Agent shall, pursuant to those instructions, pay such Escrow Amount for all accepted subscriptions pursuant to the instructions of Issuer, but subject to Escrow Agent’s rights concerning Return Period funds (defined as the time period the Subscriber has to seek a return of funds, or to seek to avoid liability for the funds by claiming the transaction was unauthorized) (First Closing). After the First Closing, with respect to any additional collected funds received from Subscribers and held by Escrow Agent prior to the termination date, Escrow Agent shall, upon receipt of written instructions from Issuer, including identifying additional participating Subscribers and the corresponding Escrow Amount, pay such Escrow Amount specified in the written instructions, but subject to Escrow Agent‘s rights concerning Return Period funds (discussed above).

The Escrow Agent shall not be required to pay any uncollected funds or any funds which are not available for withdrawal. All parties agree that funds are considered “cleared” as follows:

1.	Wires — 24 hours after receipt of funds

2.	Checks — 10 days after deposit

3.	ACH — As transactions must clear in a manner similar to checks, and as Federal regulations provide Subscribers with 60 days to recall funds, for risk reduction and protection, the Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Escrow Agent any funds recalled pursuant to Federal regulations. Notwithstanding this procedure for releasing ACH funds, all funds received via ACH that have been held 3 days will count toward the Minimum Offering Amount.

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Issuer acknowledges that there is a 3 business day processing time once a request has been received to break Escrow or otherwise move funds. This is to accommodate the time needed to compare the request to the offering documents, to ensure AML has been completed, and to prepare funds for disbursement.

Issuer hereby irrevocably authorizes Escrow Agent to deduct broker fees and other funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds directly to the broker(s) and other parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted to brokers and other parties, and interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above.

5.	Collection Procedure. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes.

6.	Investment of Escrow Amount. Escrow Agent may, at its’ discretion, invest any or all of the Escrow Account balance as permitted by banking regulations. No interest shall be paid to Issuer or Subscribers on the Escrow Account balance.

7.	Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Issuer.

8.	Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

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d.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

b.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

c.	The Escrow Agent may at any time resign as such by delivering the Escrowed Property to any successor Escrow Agent designated by the Stockholders and the Company in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day that which is 30 days after the date of delivery of its written notice of resignation to the Stockholders and the Company. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to safe keep the Escrowed Property until receipt of a designation of successor Escrow Agent or a written disposition instruction by the Company or a final order of a court of competent jurisdiction.

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Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to items 3, 4, 5, 10, 11, 12, 14, and 15 of this Agreement. Escrow Agent shall be compensated for the services rendered as of the date of the termination or removal.

10.	Applicable Law, Venue, and Attorney’s Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Utah, as applicable, without regard to principles of conflict of laws, and each party submits to the personal jurisdiction, and waives all objections to venue for the enforcement of any provision of this Agreement, in the state and federal courts situated in Utah. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs.

11.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions of Issuer or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith.

12.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its respective related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement. This indemnity shall also include, but is not limited to, all expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent. This defense and indemnification obligation will survive termination of this Agreement.

Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

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13.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, earthquake, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Escrow Agent will notify Issuer of material changes as soon as practicable. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email.

15.	Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

15.	Disputes Regarding Escrowed Property. In the event of any disagreement resulting in adverse claims or demands being made in connection with the Escrowed Property, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrowed Property until the Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrowed Property or (ii) a written agreement executed by the parties to the dispute directing delivery of the Escrowed Property, in which event the Escrow Agent shall disburse the Escrowed Property in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that said opinion is final and non-appealable.

17.	Notices.

a.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii)	in person, by post or fax; or

iii)	by e-mail or other electronic communication.

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b.	Such communications shall be addressed as follows:

If to Escrow Agent:

Ms. Kathy Carter Colonial Stock Transfer Company, Inc. 66 Exchange Place, Suite 100 Salt Lake City, UT 84111 Phone: (801) 355-5740 Fax: (801) 355-6505

If to the Issuer:

Kenneth Timbrook Corporate Secretary Social Investment Holdings, Inc. 2121 SW 3rd Ave., Suite 601 Miami, FL 33129 Phone: (305) 351-2407 Fax: (904) 212-0673

c.	Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

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18.	Electronic Signature and Communications Notice and Consent. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreement’s electronic signature include the parties signing this Agreement below by typing in the party’s name, with the underlying software recording its IP address, browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be available to both Issuer and Escrow Agent, as well as any associated bankers, brokers and platforms so they can access and copy it at any time. Issuer and Escrow Agent hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by each party in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Issuer and Escrow Agent. The parties understand and agree that the e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by each party. The parties agree that their electronic signatures are the legal equivalent of their manual signatures on this Agreement consenting to be legally bound by this Agreement’s terms and conditions. Furthermore, Issuer and Escrow Agent hereby agree that all current and future notices, confirmations and other communications regarding this Escrow Services Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in Section 16 above, or as otherwise from time to time is changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipients change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if Issuer desires physical documents, then Issuer agrees to be satisfied by directly and personally printing, at its own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that Issuer desires.

19.	Form W–9: Issuer shall provide Escrow Agent with a completed IRS Form W-9 in order to facilitate the opening of the Escrow Account.

Agreed by the undersigned as of the date set forth above by and between:

Social Investment Holdings, Inc., as Issuer

By:	/s/ Julius V Jackson
Name:	Julius V. Jackson
Title:	President

Colonial Stock Transfer Company, Inc.

By:
Name:
Title:

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Exhibit A

Fees

Company will pay Colonial Stock Transfer the following:

•	$2,500 setup fee and initial closing and $500 for each additional closing

•	$10.00 fee per check or ACH

•	$25.00 fee per wire

•	$50.00 lost check replacement fee

•	Bank Service Fees will not be included in Escrow Agent Fees, but will be passed through at cost

* There may be other unforeseen special handling charges. Colonial Stock Transfer will notify the company if any such charges are necessary.

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